Exhibit 2.1

Execution Version

 Amendment to agreement and plan of merger

This AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of March 21, 2026, is made by and among Xtend AI Robotics, Inc., a Delaware corporation (“Newco”), XT Merger Sub 2, Inc., a Nevada corporation and a direct, wholly-owned subsidiary of Newco (“Merger Sub 2”), JFB Construction Holdings, a Nevada corporation (“Pubco”), and XTEND Reality Expansion Ltd., a company organized under the laws of the State of Israel (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings set forth in that certain Agreement and Plan of Merger, dated February 13, 2026 (the “Merger Agreement”), by and among Newco, Merger Sub 2, Pubco, and the Company.

WHEREAS, on March 10, 2026, Pubco announced a 2:1 stock split (the “Stock Split”), which will be implemented following such announcement;

WHEREAS, pursuant to Section 9.1 of the Merger Agreement, the Merger Agreement may be amended, modified and supplemented by written agreement signed on behalf of each of the Parties;

WHEREAS, the Parties desire to amend the Merger Agreement as set forth below; and

WHEREAS, in connection with this Amendment, the Parties have also agreed that (i) the form of Company Shareholder Support Agreement is hereby amended and restated in its entirety as set forth on Exhibit 1, (ii) the form of SAFE 2 is hereby amended and restated in its entirety as set forth in Exhibit 2, and (iii) Section 5.01 of the Company Disclosure Letter is hereby amended and restated in its entirety as set forth on Exhibit 3.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

ARTICLE 1

AMENDMENTS TO MERGER AGREEMENT

1.1 Amendment to Section 2.1(c) of the Merger Agreement. Section 2.1(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Adjustment to Company Merger Consideration and Pubco Merger Consideration. Each of the Company Merger Consideration, the VWAP and the Pubco Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock (or share) split, reverse stock (or share) split, stock (or share) dividend (including any dividend or distribution of securities convertible into Company Shares, Pubco Shares, or Newco Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Company Shares, Pubco Shares or shares of Newco Common Stock outstanding after the date hereof and prior to the Company Effective Time and Pubco Effective Time, as applicable. Nothing in this Section 2.1(c) shall be construed to permit the Company, Pubco or Newco to take any action with respect to its securities that is prohibited by the terms of this Agreement.”

1.2 Amendment to Section 5.5(e) of the Merger Agreement. Section 5.5(e) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(e) The Company shall take all action necessary in accordance with applicable Laws and the Articles of Association to duly give notice of, convene and hold a general meeting of the Company Shareholders for the purpose of voting upon the approval of this Agreement and the applicable Transactions (unless explicitly provided otherwise, the Company Shareholders general meeting may be adjourned or postponed as provided below, are referred collectively herein as the “Company Shareholders Meeting”) as soon as reasonably practicable after the date hereof (but in no event later than ten (10) Business Days following the effectiveness of the Registration Statement), and the Company shall submit to the Company Shareholders this Agreement, the Company Merger and the Transactions (which may include compensation related matters and, if applicable and required by Law, board nomination for Pubco Board of Directors) for approval at the Company Shareholders Meeting and shall not submit any other proposal to the Company Shareholders in connection with the Company Shareholders Meeting (other than (i) if initiated and proposed by the Company Board of Directors, any proposal that the Company is required to submit under applicable Law and is directly related or inherent to the Company Merger and (ii) if initiated by a Company Shareholder to be included, any proposal that the Company is required to submit under applicable Law) without the prior written consent of Pubco, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall use its reasonable best efforts to (A) solicit from the Company Shareholders proxies in favor of the approval of this Agreement and the Transactions, including the Company Merger and (B) take all other action reasonably necessary or advisable to secure the Company Shareholder Approval by communicating to the Company’s shareholders the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone any Company Shareholders Meeting if, as of the time for which the Company Shareholders Meeting is scheduled, there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Shareholders Meeting and (ii) may adjourn or postpone the Company Shareholders Meeting if, as of the time for which the Company Shareholders Meeting is scheduled, the Company reasonably determines in good faith that there are insufficient Company Shares represented (either in person or by proxy) to obtain the Company Shareholder Approval; provided, however, that unless otherwise agreed to by the parties, the Company Shareholders Meeting shall not be adjourned or postponed to a date that is more than thirty (30) days after the date for which the meeting was previously scheduled (it being understood that such Company Shareholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clause (i) exist, and such Company Shareholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Company Shareholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the Outside Date. The Company shall otherwise keep Pubco reasonably informed on a reasonably current basis regarding the status of the solicitation and any material oral or written communications from or to the Company’s shareholders with respect thereto.”

1.3 Amendment to Section 9.3 of the Merger Agreement. Section 9.3 of the Merger Agreement is hereby amended by adding the following proviso: “; provided, however, that the Company may, in its sole discretion, agree to pay certain costs and expenses associated with investor relations services engaged by Pubco.

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1.4 Amendment to Annex A of the Merger Agreement. The definition of “Adjustment Amount” is hereby amended and restated in its entirety to read as follows:

“Adjustment Amount” means the sum of (m) (i) zero (if the Closing Cash is greater than or equal to the sum of $110,000,000 plus the Post-Signing Pubco Funding Amount) or (ii) otherwise, the product of (A) 3.543 (the “Ratio”), multiplied by (B) the quotient of (x) the amount by which the sum of (1) $110,000,000 plus the Post-Signing Pubco Funding Amount exceeds (2) the Closing Cash divided by (y) the volume weighted average per Pubco share sale price for the Post-Signing Equity Financing Amount, taking into account the Stock Split and any further adjustment pursuant to Section 2.1(c) (the “VWAP”) plus (n) the product of (i) the amount by which (A) Pubco’s fully diluted share count at Closing exceeds (B) Pubco’s fully diluted share count based on the information set forth in Section 4.2 as increased to reflect shares issued in connection with the Post-Signing Equity Financing Amount multiplied by (ii) the Ratio (the “Capitalization True-Up Amount”). For illustrative purposes only, if the Post-Signing Pubco Funding Amount was $4,000,000, the Closing Cash was $112,000,000, the VWAP was $12.50, and the Capitalization True-Up Amount is zero, then the Adjustment Amount would be 566,880.”

1.5 Amendment to Annex B of the Merger Agreement. Annex B of the Merger Agreement is hereby amended and restated in its entirety to constitute Exhibit 1 to this Amendment.

1.6 Amendment to Annex D-2 of the Merger Agreement. Annex D-2 of the Merger Agreement is hereby amended and restated in its entirety to constitute Exhibit 2 to this Amendment.

1.7 Amendment to Section 5.1 of the Company Disclosure Letter. Section 5.1(iv)(1) and Section 5.1(v)(1) of the Company Disclosure Letter is hereby amended and restated in its entirety to read as set forth on Exhibit 3 of this Amendment.

ARTICLE 2

GENERAL PROVISIONS

2.1 Company Shareholder Agreements. Each of the Parties acknowledge and agree that (a) each of the Company Shareholder Agreements entered into in connection with the execution of the Merger Agreement shall be deemed modified to reflect the amendments set forth on Exhibit 1 and (b) each Party shall only enforce such Company Shareholder Agreements on the basis of the amendments set forth on Exhibit 1. The shareholder signatories to the Company Shareholder Agreements are express third party beneficiaries of this Section 2.1.

2.2 Continuing Effectiveness. Except as expressly modified by this Amendment, the Merger Agreement shall remain in full force and effect and no party by virtue of entering into this Amendment is waiving any rights it has under the Merger Agreement, and once this Amendment is executed by the parties hereto, all references in the Merger Agreement to “this Agreement” shall refer to the Merger Agreement as modified by this Amendment.

2.3 Miscellaneous. This Amendment shall be subject to the terms and conditions of Article IX of the Merger Agreement, mutatis mutandis.

2.4 Counterparts. This Amendment may be executed in one or more counterparts, any one of which need not contain the signature of more than one (1) party, but all such counterparts taken together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

XTEND AI ROBOTICS, INC.

By	/s/ Aviv Shapira
Name:	Aviv Shapira
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

JFB CONSTRUCTION HOLDINGS

By	/s/ Joseph F. Basile III
Name:	Joseph F. Basile III
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

XT MERGER SUB 2, INC.

By	/s/ Aviv Shapira
Name:	Aviv Shapira
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

XTEND REALITY EXPANSION LTD.

By	/s/ Aviv Shapira
Name:	Aviv Shapira
Title:	Chief Executive Officer

Exhibit 1

Form of Company Shareholder Support Agreement

Execution Version

COMPANY SHAREHOLDER SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made and entered into as of February 13, 2026, by and among JFB Construction Holdings, a Nevada corporation (“Pubco”), and [•] (the “Shareholder”). Pubco and the Shareholder are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, concurrently with the execution hereof, XTEND Reality Expansion Ltd., a company organized under the laws of the State of Israel (the “Company”), Pubco, Xtend AI Robotics, Inc., a Delaware corporation (“Newco”) and XT Merger Sub 2, Inc., a Nevada corporation and direct, wholly-owned subsidiary of Newco (“Merger Sub 2”), are entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub 2 will be merged with and into Pubco, with Pubco surviving as a direct, wholly-owned subsidiary of Newco and (ii) immediately after the Pubco Merger, an Israeli shell company to be formed by Newco prior to Closing under the laws of the State of Israel as a direct, wholly-owned subsidiary of Newco will be merged with and into the Company (the “Company Merger”), with the Company surviving as a direct, wholly-owned subsidiary of Newco;

WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number and type of Company Shares (collectively, “Company Shares”), set forth on Schedule A (all such Company Shares, together with any Company Shares that are hereafter issued to the Shareholder in connection with an Adjustment prior to the Expiration Time or otherwise acquired by the Shareholder prior to or in connection with the Pubco Merger (the “After-Acquired Shares”), being referred to herein as the “Covered Shares”), provided, however, that, when used with respect to voting or consenting by or in the name of the Shareholder or any other Person acting on the Shareholder’s behalf hereunder with respect to Shares, the term “Covered Shares” shall only include the securities that are entitled to be voted (in a particular, general or class meeting/vote of the shareholders (including any separate meeting of any subset thereof)), or for which the Shareholder or any other Person acting on the Shareholder’s behalf is entitled to consent (in a particular, general or class meeting/vote of the shareholders (including any separate meeting of any subset thereof)), with respect thereto (which, for the avoidance of doubt, shall not include unissued Company Shares that are subject to future issuance upon the exercise of options to acquire Company Shares), and nothing herein shall affirmatively require (and the Shareholder undertakes no obligation or makes no representation or warranty related to) the conversion, exercise or exchange of any security into securities entitled to be voted (in a particular, general or class meeting/vote of the shareholders (including any separate meeting of any subset thereof)), or for which the Shareholder is entitled to consent or act (in a particular, general or class meeting/vote of the shareholders (including any separate meeting of any subset thereof)), with respect thereto; and

WHEREAS, as a condition to the willingness of Pubco to enter into the Merger Agreement, and as a material inducement and in consideration therefor, the Shareholder has entered into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used in this Agreement, the following terms have the meanings set forth below:

“Adjustment” means any stock (or share) split (including a reverse stock (or share) split), stock (or share) dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction with respect to the capital stock (or share capital) of the Company.

“Adverse Proposal” means: (i) any Company Acquisition Proposal; (ii) any action, proposal or transaction that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty or any other obligation of the Company set forth in the Merger Agreement or of the Shareholder contained in this Agreement; or (iii) any other action, proposal or transaction that is intended, or would reasonably be expected, to materially impede, interfere with, be inconsistent with, delay, postpone or prevent the consummation of, or otherwise adversely affect, the Company Merger, the other transactions contemplated by this Agreement or the Merger Agreement.

“Affiliates” shall mean, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person; provided, that other than with respect to Section 9.18, no direct or indirect portfolio companies (as such term is understood in the private equity industry) or investments of or affiliated with any Shareholder or any of its Affiliates shall be deemed or treated as an Affiliate of such Shareholder.

“Committed Covered Shares” shall mean those Covered Shares that are set forth in Schedule B as such Covered Shares are defined in relation to the specific shareholder meetings, shareholder meetings/votes and/or class meetings/votes (including any separate meeting of any subset of the shareholders).

“Expiration Time” shall mean the earlier to occur of (a) the Company Effective Time, and (b) the valid termination of the Merger Agreement in accordance with its terms.

“Minimum Price” shall mean the greater of $10.00 and the twenty trading day VWAP price of the Newco Common Stock on NASDAQ (subject to adjustment for any share split (including a reverse share split), share dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction with respect to the share capital of Newco), provided, however that the reference to Newco Common Stock shall be changed to Pubco Common Stock for the first twenty trading days following the closing of the Transactions.

“Measurement Period” shall mean the trailing twenty trading day period on the NASDAQ stock market preceding the Request Date for the Transfer, provided, however that the reference to Newco Common Stock shall be changed to Pubco Common Stock for the first twenty trading days following the closing of the Transactions.

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“Pubco Common Stock” means the common stock, par value $0.0001 per share, of Pubco.

“Request Date” shall mean the date on which the Shareholder requests to Transfer Newco Covered Shares pursuant to Section 2.4 of this Agreement.

“Trading Limit” shall mean 5% of the average daily trading volume of Newco Common Stock on NASDAQ over the prior twenty trading days of Newco Common Stock on NASDAQ, provided, however that the reference to Newco Common Stock shall be changed to Pubco Common Stock for the first twenty trading days following the closing of the Transactions.

“Trading Period” shall mean twenty trading day period on the NASDAQ stock market following the Request Date.

“Restricted Holders” shall mean all of the shareholders of the Company who have entered into a Company Shareholder Support Agreement.

“Transfer” shall mean any direct or indirect (i) sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), voluntarily or involuntarily, or entry into any contract, option or other arrangement or understanding with respect to any sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any Covered Shares (excluding, for the avoidance of doubt, any sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer pursuant to this Agreement or the Merger Agreement) or any right, title or interest therein; (ii) (x) deposit of any Covered Shares into a voting trust, (y) entry into a support agreement with respect to any Covered Shares (other than this Agreement), or (z) grant of any irrevocable or revocable proxy, corporate representative appointment or power of attorney (or other consent or authorization with respect to any Covered Shares) with respect to any Covered Shares (other than as set forth in this Agreement); or (iii) any agreement or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) or (ii); provided, however, that Transfer shall not include: (1) with respect to any Company Options held by the Shareholder that expire on or prior to the termination of this Agreement, any transfer, sale or other disposition of any Covered Shares to the Company as payment for the (i) exercise price of such Company Options and (ii) taxes applicable to the exercise of such Company Options; or (2) any indirect Transfer of limited partner interests in any Shareholder or any investment fund affiliated with any Shareholder; provided, that such transfer does not result in any Person (other than the Person that directly or indirectly ultimately controls such Shareholder as of the date hereof) directly or indirectly ultimately controlling the general partner or controlling entity of such limited partnership or investment fund.

“Volume Limitation” shall mean 15% of the average daily trading volume of Newco Common Stock on NASDAQ over the Measurement Period.

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“VWAP” means, for any date, the price determined by the then listed or quoted on NASDAQ, the daily volume weighted average price of the Newco Common Stock for such date (or the nearest preceding date) on NASDAQ on which the Newco Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a day on which the Newco Common Stock is traded on NASDAQ from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).

2. No Transfer; No Inconsistent Arrangements.

2.1 From the date hereof until the date on which the Company Shareholder Approval shall have been obtained, the Shareholder agrees not to Transfer any Covered Shares; provided, however, that the Shareholder may, (x)(i) if the Shareholder is an individual, (a) Transfer any Covered Shares to any members of the Shareholder’s immediate family, or to a trust solely for the benefit of the Shareholder or any member of the Shareholder’s immediate family (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), or to a partnership, limited liability company or other entity of which the Shareholder and/or any member of the Shareholder’s immediate family are the legal and beneficial owners of all of the outstanding equity securities of such entity or similar interest and the Shareholder controls all of the voting power of such entity, (b) Transfer any Covered Shares by operation of law, such as pursuant to a qualified domestic order, divorce settlement or divorce decree and (c) Transfer any Covered Shares by will or under the laws of intestacy upon the death of the Shareholder, (ii) if the Shareholder is a corporate entity, limited liability company, or partnership, Transfer any Covered Shares to any other Person which directly or indirectly controls, is controlled by or is under common control with such Shareholder; but in the case of each of the foregoing clauses (i) and (ii), only if all of the representations and warranties of the Shareholder would be true and correct upon such Transfer and the transferees agree in writing to be bound by the obligations set forth herein with respect to such Covered Shares (including obligations set forth in Section 3 with respect to Committed Covered Shares to the extent such Covered Shares are also Committed Covered Shares) as if they were the Shareholder hereunder, with Pubco named as an express third-party beneficiary of such agreements; (iii) release the Covered Shares from any pledge, lien or encumbrance existing on the date hereof so long as such release would not prohibit, limit, otherwise conflict with or impede (in any respect) the Shareholder’s compliance with its obligations pursuant to this Agreement; and (iv) pledge, lien or encumber any portion of the Covered Shares so long as such pledge, lien or encumbrance would not prohibit, limit, otherwise conflict with or impede (in any respect) the Shareholder’s compliance with its obligations pursuant to this Agreement (any such Transfer, a “Permitted Transfer”); (y) if any involuntary Transfer of any of the Shareholder’s Covered Shares shall occur (including a sale by the Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Covered Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement (including obligations set forth in Section 3 with respect to Committed Covered Shares to the extent such Covered Shares are also Committed Covered Shares), which shall continue in full force and effect in accordance with the terms and conditions hereof until the Expiration Time. Any action taken in violation of the immediately preceding sentence shall, to the fullest extent permitted by Law, be null and void ab initio. Nothing herein shall limit, restrict or impose any obligation or commitment with respect to Shares that are not Covered Shares.

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2.2 From the date hereof until the Expiration Time, the Shareholder shall not, directly or indirectly, take any action that would reasonably be expected to make any of the Shareholder’s representations or warranties under this Agreement untrue or incorrect in any material respect.

2.3 Nothing in this Agreement shall obligate the Shareholder to exercise any option or any other right to acquire any Company Shares.

2.4 From the signing of the Merger Agreement until one hundred eighty (180) days following the Closing Date (the “Lock-up Period”), the Shareholder agrees not to Transfer any Newco Common Stock issued to such Shareholder in connection with the Transactions or after the Closing Date, unless acquired by such Shareholder (i) in ordinary brokerage transactions on Newco’s primary trading market after the Closing Date or (ii) in exchange for Company Shares that were issued to the Shareholder pursuant to the Simple Agreement for Future Equity dated February 13, 2026 (the “Newco Covered Shares”); provided, however, that the Shareholder may, (x)(i) if the Shareholder is an individual, (a) Transfer any Newco Covered Shares to any members of the Shareholder’s immediate family, or to a trust solely for the benefit of the Shareholder or any member of the Shareholder’s immediate family (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), or to a partnership, limited liability company or other entity of which the Shareholder and/or any member of the Shareholder’s immediate family are the legal and beneficial owners of all of the outstanding equity securities of such entity or similar interest and the Shareholder controls all of the voting power of such entity, (b) Transfer any Newco Covered Shares by operation of law, such as pursuant to a qualified domestic order, divorce settlement or divorce decree and (c) Transfer any Newco Covered Shares by will or under the laws of intestacy upon the death of the Shareholder, (ii) if the Shareholder is a corporate entity, limited liability company, or partnership, Transfer any Newco Covered Shares to any other Person which directly or indirectly controls, is controlled by or is under common control with such Shareholder; but in the case of each of the foregoing clauses (i) and (ii), only if all of the representations and warranties of the Shareholder would be true and correct upon such Transfer and the transferees agree in writing to be bound by the obligations set forth herein with respect to such Newco Covered Shares as if they were the Shareholder hereunder, with Pubco named as an express third-party beneficiary of such agreements; or (y) Transfer any Newco Covered Shares in connection with the sale of such Newco Covered Shares if (i) such Transfer is administered by Newco acting through a designated officer of Newco or committee established by Newco (the “Lock-Up Committee”) using the procedures set forth below in Section 2.05; (ii) the aggregate number of shares of Newco Common Stock Transferred by the Restricted Holders does not exceed the Volume Limitation during such applicable Trading Period (provided, however, that this clause (y)(ii) shall not apply in the event that the price at which each share of such Newco Covered Shares is sold is over $16.00, subject to adjustment for any share split (including a reverse share split), share dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction with respect to the share capital of Newco); (iii) no Restricted Holder sells more than the Trading Limit during the applicable Trading Period (y)(ii); (iv) to the extent requests for Transfers submitted by the Restricted Holder to the Lock-Up Committee exceed the Volume Limitation during the applicable Trading Period, the Lock-Up Committee shall allocate the permitted Transfer capacity described in clause (y)(ii) among such requesting Restricted Holders on a pro rata basis based on their respective holdings of the Newco Covered Shares on such date; and (v) the price per share of such Newco Covered Shares is not less than the Minimum Price proceeding the date of such Transfer. For the avoidance of doubt, (a) with respect to this clause (y), Newco shall instruct its transfer agent to release shares of Newco Common Stock for a Transfer only upon the prior written consent of the Lock-Up Committee, and (b) nothing herein shall restrict the Shareholder from acquiring shares of Newco Common Stock on NASDAQ. If any involuntary Transfer of any of the Shareholder’s Newco Covered Shares shall occur (including a sale by the Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Newco Covered Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect in accordance with the terms and conditions hereof until the date that is eighty (180) days after the Closing Date. Any action taken in violation of the immediately preceding sentence shall, to the fullest extent permitted by Law, be null and void ab initio.

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2.5 On the first trading day following the closing of the Transactions, the Lock-Up Committee shall notify the Restricted Holders of the various limitations set forth in Section 2.4 and any Restricted Holders that desires to Transfer Newco Covered Shares shall respond to such notification with the number of shares they desire to sell during the initial Trading Period (the “Initial Trading Period”). Upon the expiration of the of the Initial Trading Period and each remaining Trading Period during the Lock-Up Period, the Lock-Up Committee shall deliver a new notice to the Restricted Holders on the first trading day following the expiration of the prior Trading Period and any Restricted Holders that desire to Transfer Newco Covered Shares during such Trading Period shall respond to such notice with the number of shares they desire to sell during such Trading Period.

3. Agreement to Vote.

3.1 Agreement to Vote. From the date hereof until the Expiration Time, the Shareholder irrevocably and unconditionally agrees that, at every meeting/vote of the shareholders or of any class of shareholders of the Company (including any separate meeting/vote of any subset thereof), however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the shareholders or any class of shareholders of the Company (including any subset thereof), the Shareholder shall, in each case, to the fullest extent that the Shareholder’s Committed Covered Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Committed Covered Shares to be counted as present thereat for the purpose of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all such Committed Covered Shares (i) in favor of (A) the consummation of the transactions contemplated by the Merger Agreement, (B) all of the matters, actions and proposals necessary to consummate the transactions contemplated by the Merger Agreement, and (C) any other transaction contemplated by the Merger Agreement or other matters that would reasonably be expected to facilitate the Company Merger, including any proposal to adjourn or postpone such meeting of the Company’s shareholders to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement; and (ii) against any Adverse Proposal. The obligations of the Shareholder in this Section 3 shall not be affected by any Company Change of Recommendation. The Shareholder shall retain at all times the right to vote the Committed Covered Shares in the Shareholder’s sole discretion, and without any other limitation, on any matters other than those expressly set forth in this Section 3.1 that are at any time or from time to time presented for consideration to the Company’s shareholders generally. For the avoidance of doubt, the foregoing commitments in this Section 3.1 apply to any Committed Covered Shares held by any trust, limited partnership or other entity directly or indirectly holding Committed Covered Shares over which the applicable Shareholder exercises direct or indirect voting control (if any). Nothing herein shall limit, restrict or impose any obligation or commitment with respect to Company Shares that are not Covered Shares.

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4. Additional Covenants.

4.1 No Solicitation. The Shareholder agrees to be bound by and comply with the provisions of Section 5.4 of the Merger Agreement, as if it was a direct party thereto, and such provisions are incorporated hereto mutatis mutandis; with it being understood that each Shareholder shall be entitled to take any action that would be permitted by Section 5.4 of the Merger Agreement; provided, that any reference to affiliates in Section 5.4 of the Merger Agreement shall be deemed to have the same meaning as the definition of “Affiliates” hereunder.

4.2 Waiver of Certain Actions. The Shareholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Newco, Pubco, the Mergers Subs, the Company, any of their respective affiliates or successors or any of their respective directors, managers or officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Company Merger) or (b) alleging a breach of any duty of the Company Board of Directors or the Pubco Board of Directors or of any Person in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby; provided, that the foregoing agreement and waiver shall not apply to any claim, derivative or otherwise, under or related to this Agreement.

4.3 Notice of Certain Events. The Shareholder agrees to notify Pubco of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any material breach of any of the representations and warranties of the Shareholder set forth in Section 5. Promptly upon the acquisition of any After-Acquired Shares, the Shareholder shall notify Pubco of the number of After-Acquired Shares so acquired; it being understood that any such shares shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof as Covered Shares (and, for the avoidance of doubt, such After-Acquired Shares shall be considered as Covered Shares following such Transfer unless such Transfer Was a Permitted Transfer). Pubco shall notify the Shareholder of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any material breach of any of the representations and warranties of Pubco set forth in Section 6.

5. Representations and Warranties of the Shareholder. The Shareholder represents and warrants to Pubco that:

5.1 Due Organization; Authority.

(a) If the Shareholder is not an individual, (i) the Shareholder is duly organized, validly existing and in good standing (to the extent such concept is recognized under applicable Law) under the Law of its jurisdiction of incorporation or organization, as applicable, (ii) the Shareholder has the requisite power and authority to enter into and to perform its obligations under this Agreement, (iii) the execution and delivery of this Agreement by the Shareholder and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder, and (iv) no other proceedings on the part of the Shareholder are necessary to authorize the execution, delivery and performance of this Agreement by the Shareholder or to consummate the transactions contemplated hereby. If the Shareholder is an individual, the Shareholder has the requisite legal capacity, right and authority to execute, deliver and perform the Shareholder’s obligations under this Agreement and to consummate the transactions contemplated hereby.

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(b) This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by Pubco, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to the Enforceability Limitations.

5.2 Ownership of the Covered Shares; Voting Power. The Shareholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all of the Covered Shares and has good and marketable title to all of the Covered Shares free and clear of any lien, charge, pledge, security interest, claim, adverse ownership interest, or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a shareholder in respect of the Covered Shares (collectively, “Liens”), other than those created by this Agreement or those imposed by applicable securities Law or for such Liens as would not prohibit, limit or otherwise conflict with the Shareholder’s compliance with its obligations pursuant to this Agreement (collectively, “Permitted Liens”). As of the date hereof, the Shareholder has not entered into any agreement to Transfer any of the Covered Shares. The Shareholder has full voting power with respect to all of the Covered Shares, and full power of disposition with respect to the Covered Shares, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all the Covered Shares. None of the Covered Shares are subject to any shareholders’ agreement, proxy, voting trust or other agreement, arrangement or Lien with respect to the voting of the Covered Shares, except as expressly provided herein (including Permitted Liens) or in the Company Investors’ Right Agreement.

5.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by the Shareholder nor the consummation of the transactions contemplated hereby nor compliance by the Shareholder with any provisions herein will (a) if the Shareholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the organizational documents of the Shareholder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of the Shareholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of or default under any provisions of, or require any consent, waiver or approval under any of the terms, conditions or provisions of any material Contract to which the Shareholder is a party or by which the Shareholder or any of the Covered Shares may be bound, (d) result in the creation or imposition of any Lien (other than any Lien created by Pubco or the Permitted Liens) on any asset of the Shareholder or (e) violate any Law applicable to the Shareholder or by which any of the Covered Shares are bound, except, in the case of each of the clauses above, as would not, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the consummation by the Shareholder of the transactions contemplated by this Agreement or otherwise prevent, impair or materially delay the Shareholder’s ability to perform its obligations hereunder.

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5.4 No Proceedings. As of the date hereof, there is no Proceeding pending against or, to the knowledge of the Shareholder, threatened against the Shareholder or any of the Shareholder’s properties or assets (including any of the Covered Shares) that would, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the consummation by the Shareholder of the transactions contemplated by this Agreement or otherwise prevent, impair or materially delay the Shareholder’s ability to perform its obligations hereunder.

5.5 Acknowledgment of the Terms and Conditions. The Shareholder has been represented by or had opportunity to be represented by independent counsel, and to the extent the Shareholder is not an individual, such Shareholder’s authorized officers have carefully read and fully understood this Agreement and the Merger Agreement.

5.6 No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon the arrangements made by or on behalf of the Shareholder in his or its capacity as such.

6. Representations and Warranties of Pubco. Pubco represents and warrants to the Shareholder that:

6.1 Due Organization; Authority. Pubco is duly organized, validly existing and in good standing under the Laws of Nevada. Pubco has the requisite power and authority to enter into and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Pubco and performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Pubco, and no other corporate proceedings on the part of Pubco are necessary to authorize the execution, delivery and performance of this Agreement by Pubco or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered on behalf of Pubco and, assuming the due authorization, execution and delivery of this Agreement on behalf of each Shareholder, constitutes the valid and binding obligation of Pubco, enforceable against Pubco in accordance with its terms, subject to the Enforceability Limitations.

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6.2 Absence of Manipulation. The Shareholder further represents and agrees that the undersigned has not taken and will not take, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Covered Shares, or which has otherwise constituted or will constitute any prohibited bid for or purchase of the Covered Shares or any related securities. Except as permitted in Section 2.4 of this Agreement, neither the Shareholder or any entity managed or controlled by the Shareholder nor has any Person acting on behalf of or pursuant to any understanding with the Shareholder, has directly or indirectly, engaged in or effected any transactions in the Covered Shares (including, without limitation, (i) any Short Sales (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) the Covered Shares or (ii) hedging transaction, in either case which establishes a net short position involving Pubco’s securities).

6.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Pubco nor the consummation of the transactions contemplated hereby nor compliance by Pubco with any provisions herein will (a) violate, contravene or conflict with or result in any breach of any provision of the Pubco Governing Documents, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of Pubco, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of or default under any provisions of, or require any consent, waiver or approval under any of the terms, conditions or provisions of any material Contract to which Pubco is a party or by which Pubco may be bound, (d) result in the creation or imposition of any Lien on any asset of Pubco or (e) violate any Law applicable to Pubco, except, in the case of each of the clauses above, as would not, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the consummation by Pubco of the transactions contemplated by this Agreement or otherwise prevent, impair or materially delay Pubco’s ability to perform its obligations hereunder.

6.4 No Proceedings. There is no Proceeding pending against or, to the knowledge of Pubco, threatened against Pubco that would, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the consummation by Pubco of the transactions contemplated by this Agreement or otherwise prevent, impair or materially delay Pubco’s ability to perform its obligations hereunder.

7. Termination. Unless earlier terminated by the written consent of Pubco (in its sole and absolute discretion), this Agreement shall terminate automatically and shall have no further force or effect (a) one hundred eighty (180) days following the Closing Date with respect to Section 2.4 or (b) as of the Expiration Time with respect to the other provisions in this Agreement. Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 7 shall relieve any Party from liability for fraud or any willful breach of this Agreement prior to termination hereof and (ii) the provisions of this Section 7 and Section 9 shall survive any termination of this Agreement. In the event that the Merger Agreement is terminated, this Agreement shall automatically terminate.

8. Reliance. The Shareholder understands and acknowledges that that Pubco is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

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9. Miscellaneous.

9.1 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.2 Binding Effect and Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any assignment in violation of this Section 9.2 shall be void.

9.3 Amendments and Waivers. Any provision of this Agreement may be amended, modified, supplemented or waived if, but only if, such amendment, modification, supplement or waiver is in writing and is signed, in the case of an amendment, modification or supplement by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective. No failure or delay by any Party to assert any of its rights under this Agreement or otherwise shall constitute a waiver of such rights.

9.4 Specific Performance; Injunctive Relief. The Parties agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and any further equitable relief, in each case in accordance with Section 9.6, this being in addition to any other remedy to which such Party is entitled under the terms of this Agreement at law or in equity. The Parties’ rights in this Section 9.4 are an integral part of the transactions contemplated hereby and each Party hereby waives any objections to any remedy referred to in this Section 9.4 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.4, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

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9.5 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given in the manner described in Section 9.4 of the Merger Agreement, addressed as follows: (i) if to Pubco, to its address or email address set forth in Section 9.4 of the Merger Agreement, and (ii) if to the Shareholder, to the Shareholder’s address or email address set forth on a signature page hereto, or to such other address or email address as such Party may hereafter specify for the purpose by notice to each other Party hereto.

9.6 Applicable Law; Jurisdiction of Disputes. This Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, USA, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or otherwise) that would cause the application of the Laws of any other jurisdiction; except that provisions related to the internal affairs of the Company, the fiduciary and other duties of its directors, the procedures for implementing, and effects of, the Company Merger, and all other provisions of, or transactions contemplated by, this Agreement that are expressly or otherwise required to be governed by the Laws of the State of Israel shall be governed by such Laws. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Notwithstanding the foregoing, with respect to any action or proceeding arising out of this Agreement or any of the transactions contemplated hereby that primarily relate to Israeli Law matters, each of the parties hereto (x) consents to submit itself to the personal jurisdiction of the courts of Tel-Aviv, Israel, and (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.6 in the manner provided for notices in Section 9.5. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

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9.7 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 Entire Agreement. This Agreement, together with the Merger Agreement contains the entire understanding of the Parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the Parties with respect to such subject matter.

9.9 Counterparts. This Agreement may be executed manually or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

9.10 Interpretation. When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act; provided, that no direct or indirect portfolio companies (as such term is understood in the private equity industry) or investments of or affiliated with the Shareholder of any of its Affiliates shall be deemed or treated as an Affiliate of the Shareholder. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive, and shall be interpreted as “and/or.” The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires. A reference to any specific Law or to any provision of any Law, whether or not followed by the phrase “as amended,” includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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9.11 Capacity as Shareholder. No person executing this Agreement who is or becomes an officer or director of the Company makes any agreement or understanding herein in his or her capacity as such officer or director. The Shareholder signs solely in his, her or its capacity as the record and beneficial owner of the Covered Shares. Nothing herein shall limit or affect any actions taken by a Shareholder or any officer, director, employee, affiliate or representative of a Shareholder solely in his or her capacity as an officer or director of the Company, including without limitation, exercising his or her fiduciary duties in connection thereto.

9.12 Adjustments. After the date of this Agreement and prior to the termination of this Agreement in accordance with Section 7, in the event of an Adjustment, the term “Covered Shares” and “Committed Covered Shares” shall each be deemed to refer to and include any stock (or share) and any securities into which or for which any or all of such stock (or share) and securities may be changed or exchanged or which are received in such Adjustment.

9.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

9.14 No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed and delivered by all parties thereto and (ii) this Agreement is executed and delivered by all Parties.

9.15 Further Assurances. The Shareholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use the Shareholder’s reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to perform the Shareholder’s obligations under this Agreement.

9.16 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the Parties and each such Party’s respective heirs, successors and permitted assigns, except as otherwise set forth herein.

9.17 Non-Survival of Representations and Warranties. The respective representations and warranties of the Shareholder and Pubco contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

9.18 Non-Recourse. Notwithstanding anything herein to the contrary, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or to the extent related to this Agreement may only be brought against the entities that are expressly named as Parties hereto and their respective successors and assigns. Except as set forth in the immediately preceding sentence, no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, advisor or representative of any Party hereto, and no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, advisor or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any Party hereto under this Agreement (whether in tort, contract or otherwise). The Parties acknowledge and agree that the Non-Recourse Parties are third party beneficiaries of this Section 9.18, each of whom may enforce the provisions thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Support Agreement as of the date first above written.

JFB CONSTRUCTION HOLDINGS

By:
Name:
Title:

[SHAREHOLDER]

By:
Name:
Address:
E-mail:

[Signature Page to Support Agreement]

SCHEDULE A

COVERED SHARES

Name of Shareholder	Type of Company Shares	Number of Company Shares
[●]	[●]	[●]

SCHEDULE B

“Committed Covered Shares” shall mean:

●	In connection with a vote at a meeting in which 17,646,774 Ordinary Shares, 10,360,972 Preferred Seed Shares, 32,757,142 Series A Preferred Shares and 97,322,799 Series B Preferred Class are voting together as a single class, as separate classes or as any subset/s of the Company shareholders:

Name of Shareholder	Number of Ordinary Shares	Number of Preferred Seed Shares	Number of Series A Preferred Shares	Number of Series B Preferred
[●]	[●]	[●]	[●]	[●]

Exhibit 2

Form of SAFE 2

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED IN THIS SAFE AND UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

XTEND Reality Expansion Ltd.

AMENDED AND

RESTATED SAFE

(Simple Agreement for Future Equity)

[ INVESTOR NAME ], a [______] corporation, and residing at the address indicated in the signature page below (the “Investor”) previously purchased and was issued a Simple Agreement for Future Equity from XTEND Reality Expansion Ltd., an Israeli company (the “Company”) on or about February 13, 2026 (such date, the “Effective Date”, and such agreement, the “Prior Safe”) in exchange for the payment of US$[________] (the “Purchase Amount”). In exchange for surrender of the Prior Safe, the Company hereby issues to the Investor the right to certain shares of the Company’s Share Capital, subject to the terms set forth below, and this Amended and Restated Simple Agreement for Future Equity (this “Safe”) shall supersede and replace the Prior Safe in its entirety, effective as of [•], 2026.

The “Valuation Cap” is US$1,000,000,000 (One-Billion US Dollars);

The “Discount Rate” is 70% (i.e., reflecting a 30% discount).

See Section 2 for certain additional defined terms.

1. Events.

(a) Equity Financing. If there is an Equity Financing before the termination of this Safe, on the initial closing of such Equity Financing, this Safe will automatically convert into the number of shares of Safe Shares issued in such Equity Financing equal to the Purchase Amount divided by the applicable Conversion Price. Notwithstanding the foregoing, in the case of a Non-Qualified Financing, the Investor shall have the right, but not the obligation, to convert the Purchase Amount pursuant to the preceding sentence (treating the Non-Qualified Financing as an Equity Financing), by a written notice to be provided to the Company by no later than three (3) business days from the delivery of the Company’s notice of the Non-Qualified Financing to the Investor, which will include the investment amount, the Company’s valuation, the type of shares to be issued and any other material payment terms then known to the Company (which notice shall be provided by the Company as promptly as possible, but in any event at least five (5) business days prior to the closing of the Non-Qualified Financing). The Company shall also provide the Investor with any other information regarding the terms of the Non-Qualified Financing as reasonably requested by the Investor and available to the Company.

In connection with the automatic conversion of this Safe into Safe Shares, the Investor will execute and deliver to the Company all of the transaction documents related to the Equity Financing; provided, that such documents are the same documents to be entered into with the purchasers of Standard Shares, with appropriate variations for the Safe Shares if applicable.

(b) Liquidity Event. If there is a Liquidity Event before the termination of this Safe, this Safe will automatically be converted (such conversion to be contingent on and occur immediately prior to the consummation of such Liquidation Event) into such number of newly issued shares, equal to the Purchase Amount divided by the Liquidity Price (the “Conversion Shares”), entitling the holder thereof to receive, in the aggregate for all such Conversion Shares, a portion of Proceeds, due and payable to the Investor immediately prior to, or concurrent with, the consummation of such Liquidity Event, equal to the greater of (i) the Purchase Amount or (ii) the amount such holder would actually receive, in the aggregate for all such Conversion Shares, if such newly issued shares had been converted into ordinary shares of the Company immediately prior to such Liquidity Event (such amount described under this subsection 1(b)(ii), the “Conversion Amount”). If any of the Company’s securityholders are given a choice as to the form and amount of Proceeds to be received in a Liquidity Event, the Investor will be given the same choice, provided that the Investor may not choose to receive a form of consideration that the Investor would be ineligible to receive as a result of the Investor’s failure to satisfy any requirement or limitation generally applicable to the Company’s securityholders, or under any applicable laws.

Notwithstanding the foregoing, in connection with a Change of Control intended to qualify as a tax-free reorganization, the Company may reduce the cash portion of Proceeds payable to the Investor by the amount determined by its board of directors in good faith for such Change of Control to qualify as a tax-free reorganization for U.S. federal income tax purposes, provided that such reduction (A) does not reduce the total Proceeds payable to such Investor and (B) is applied in the same manner and on a pro rata basis to all securityholders who have equal priority to the Investor under Section 1(d).

(c) Dissolution Event. If there is a Dissolution Event before the termination of this Safe, the Investor will automatically be entitled to receive a portion of Proceeds equal to the Purchase Amount (the “Dissolution Amount”), due and payable to the Investor immediately prior to the consummation of the Dissolution Event.

(d) Liquidation Priority. In a Liquidity Event or Dissolution Event, this Safe is intended to operate like standard non-participating Preferred Shares. The Investor’s right to be issued the Conversion Shares entitling it to receive its Purchase Amount (if such amount is payable pursuant to Section 1(b) above), or to receive the Dissolution Amount (if such amount is payable pursuant to Section 1(c) above), is, in each case:

(i) Junior to payment of outstanding indebtedness and creditor claims, including contractual claims for payment and convertible promissory notes (to the extent such convertible promissory notes are not actually or notionally converted into Share Capital);

(ii) On par with payments for other Safes and/or Preferred Shares, and if the applicable Proceeds are insufficient to permit full payments to the Investor and such other Safes and/or Preferred Shares, the applicable Proceeds will be distributed pro rata to the Investor and such other Safes and/or Preferred Shares in proportion to the full payments that would otherwise be due; and

(iii) Senior to payments for Ordinary Shares.

The Investor’s right to be issued the Conversion Shares entitling it to receive its Conversion Amount (if such amount is payable pursuant to Section 1(b) above) is (A) on par with payments for Ordinary Shares and other Safes and/or Preferred Shares who are also receiving Conversion Amounts or Proceeds on a similar as-converted to Ordinary Shares basis, and (B) junior to payments described in clauses (i) and (ii) above (in the latter case, to the extent such payments are Purchase Amount or similar liquidation preferences).

(e) Merger Transaction. Notwithstanding anything to the contrary herein: if the Mergers are consummated pursuant to the terms of the Merger Agreement, then immediately prior to the consummation of the Mergers, this Safe will automatically be converted (such conversion to be contingent on and occur immediately prior to the consummation of such Mergers) into such number of Ordinary Shares of the Company that results in the issuance of such number of shares of Newco Common Stock equal to the Purchase Amount divided by US$5.00 (which takes into account the Stock Split, such price the “Merger Conversion Price” and such shares, the “Merger Conversion Shares”). The Merger Conversion Price shall be shall be adjusted appropriately, without duplication, to reflect the effect of any stock (or share) split, reverse stock (or share) split, stock (or share) dividend (including any dividend or distribution of securities convertible into Company Shares, Pubco Shares, or Newco Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Ordinary Shares of the Company, Pubco Shares or shares of Newco Common Stock outstanding after the date hereof and prior to the Company Effective Time and Pubco Effective Time, as applicable. Upon such conversion, the Merger Conversion Shares will be issued directly to the Investor, this Safe shall automatically terminate, and the Company shall have no further obligations or liabilities to the Investor under this Safe.

For the purposes of this Section 1(e):

(A) “Mergers” means the merger transactions contemplated pursuant to the terms of the Merger Agreement; and

(B) “Merger Agreement” means the Agreement and Plan of Merger by and between the Company, JFB Construction Holdings and the other parties thereto, dated February 13, 2026, as may be amended or otherwise modified from time to time.

(C) Capitalized terms used but not otherwise defined in this Safe shall have the means ascribed to such terms in the Merger Agreement.

2. Definitions.

“Change of Control” means (i) a transaction or series of related transactions (other than the Mergers) in which any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Company’s board of directors, (ii) any reorganization, merger or consolidation of the Company, other than the Mergers, and other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity, or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

“Company Capitalization” is calculated as of immediately prior to the Equity Financing and (without double-counting):

Includes all shares of Company’s Share Capital issued and outstanding;

Includes all issued and outstanding Options and Promised Options, if any;

Includes the Unissued Option Pool, if any; and

Excludes, notwithstanding the foregoing, all Converting Securities and any increases to the Unissued Option Pool in connection with the Equity Financing.

“Conversion Price” means either: (1) the Safe Price or (2) the Discount Price, whichever calculation results in a greater number of Safe Shares.

“Converting Securities” includes this Safe and other convertible securities issued by the Company, including but not limited to: (i) this Safe and any and all other Safes; (ii) convertible promissory notes and other convertible debt instruments; and (iii) convertible securities that have the right to convert into shares of Company’s Share Capital.

“Discount Price” means the price per share of the Standard Shares sold in the Equity Financing multiplied by the Discount Rate.

“Equity Financing” means a bona fide transaction or series of related transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Shares at a fixed valuation, for an aggregate consideration of at least US$10,000,000 (not including any Converting Securities) (the “Minimum Consideration”). Any such transaction that the Minimum Consideration is not invested will be deemed a “Non-Qualified Financing”);

“Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company’s creditors or (iii) any other liquidation, dissolution or winding up of the Company (excluding a Liquidity Event), whether voluntary or involuntary.

“Initial Public Offering” means the closing of the Company’s first firm commitment underwritten initial public offering of ordinary shares pursuant to a registration statement filed under the Securities Act or other equivalent applicable securities act or law.

“Liquidity Capitalization” is calculated as of immediately prior to the Liquidity Event, and (without double-counting):

Includes all shares of Company’s Share Capital issued and outstanding;

Includes all (i) issued and outstanding Options and (ii) to the extent receiving Proceeds, Promised Options;

Excludes all Converting Securities and the Unissued Option Pool.

“Liquidity Event” means a Change of Control or an Initial Public Offering.

“Liquidity Price” means the price per share equal to the Valuation Cap divided by the Liquidity Capitalization.

“Options” includes options, restricted shares awards or purchases, RSUs, SARs, warrants or similar securities, vested or unvested.

“Proceeds” means cash and other assets (including without limitation share consideration) that are proceeds from the Liquidity Event or the Dissolution Event, as applicable, and legally available for distribution.

“Promised Options” means promised but ungranted Options that are the greater of those (i) promised pursuant to agreements or understandings made prior to the execution of, or in connection with, the term sheet for the Equity Financing (or the initial closing of the Equity Financing, if there is no term sheet), or (ii) treated as outstanding Options in the calculation of the Standard Shares’ price per share.

“Safe” means an instrument containing a future right to shares of Company’s Share Capital, similar in form and content to this instrument, purchased by investors for the purpose of funding the Company’s business operations. References to “this Safe” mean this specific instrument.

“Safe Shares” means the shares issued to the Investor in an Equity Financing, having the identical rights, privileges, preferences and restrictions attached to the Standard Shares (including any other securities granted to the Investors in the Equity financing), other than with respect to: (i) the per share liquidation preference and the initial conversion price for purposes of price-based anti-dilution protection, which will equal the Conversion Price; (ii) the basis for any dividend rights, which will be based on the Conversion Price; and (iii) any individual rights which may be granted to specific investor(s) (such as the right of an investor to appoint a director to the Company’s Board of Directors, etc.).

“Safe Price” means the price per share equal to the Valuation Cap divided by the Company Capitalization.

“Share Capital” means the share capital of the Company, including, without limitation,

the “Ordinary Shares” and the “Preferred Shares.”

“Standard Shares” means the shares issued to the investors investing new money in the Company in connection with the initial closing of the Equity Financing.

“Subsequent Convertible Securities” means convertible securities that the Company may issue after the issuance of this Safe with the principal purpose of raising capital, including but not limited to, other Simple Agreements for Future Equity, convertible debt instruments and other convertible securities. “Subsequent Convertible Securities” (i) exclude options issued pursuant to any equity incentive or similar plan of the Company, or otherwise as incentive to employees, officers or consultants of the Company; and (ii) convertible securities issued or issuable to (A) banks, equipment lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing, or (B) suppliers or third party service providers in connection with the provision of goods or services.

“Unissued Option Pool” means all shares of Company’s Share Capital that are reserved, available for future grant and not subject to any outstanding Options or Promised Options (but in the case of a Liquidity Event, only to the extent Proceeds are payable on such Promised Options) under any equity incentive or similar Company plan.

3. Company Representations

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b) The execution, delivery and performance by the Company of this Safe is within the power of the Company and has been duly authorized by all necessary actions on the part of the Company (subject to Section 3(d)). This Safe constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To its knowledge, the Company is not in violation of (i) its current articles of association, (ii) any material statute, rule or regulation applicable to the Company or (iii) any material debt or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

(c) The performance and consummation of the transactions contemplated by this Safe do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material debt or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien on any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

(d) No consents or approvals are required in connection with the performance of this Safe, other than: (i) the Company’s corporate approvals; (ii) any qualifications or filings under applicable securities laws; and (iii) necessary corporate approvals for the authorization of Share Capital issuable pursuant to Section 1.

(e) To its knowledge, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of the rights of, others.

4. Investor Representations

(a) The Investor has full legal capacity, power and authority to execute and deliver this Safe and to perform its obligations hereunder. This Safe constitutes valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) The Investor is either (i) an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act, or (ii) a Non-U.S. Person as defined under Regulation S promulgated under the Securities Act. The Investor acknowledges and agrees that if he/it not an accredited investor or a Non-U.S. Person at the time of an Equity Financing, the Company may void this Safe and return the Purchase Amount. The Investor has been advised that this Safe and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is purchasing this Safe and the securities to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

5. “MFN” Amendment Provision. If the Company issues any Subsequent Convertible Securities prior to termination of this Safe, the Company will promptly provide the Investor with written notice thereof, together with a copy of all documentation relating to such Subsequent Convertible Securities (the “MFN Notice”). In the event the Subsequent Convertible Securities include any terms and/or rights which are preferable to the investor thereunder than the terms of this Safe (the “Preferable Rights”), the Investor will be entitled to notify the Company in writing, to be received no later than thirty (30) days from receipt of the MFN Notice, that it wants this Safe to be amended to include such Preferable Rights, together with a suggested draft amendment to this Safe (the “MFN Demand”). Promptly after receipt of such MFN Demand from the Investor, the Company agrees to amend and restate this instrument to include those Preferable Rights requested by the Investor.

6. Miscellaneous.

(a) Any provision of this Safe may be amended, waived or modified by written consent of the Company and the Investor.

(b) Any notice required or permitted by this Safe will be deemed sufficient when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page, or 48 hours after being delivered by registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.

(c) The Investor is not entitled, as a holder of this Safe, to vote or be deemed a holder of Company’s Share Capital for any purpose other than tax purposes, nor will anything in this Safe be construed to confer on the Investor, as such, any rights of a Company shareholder or rights to vote for the election of directors or on any matter submitted to Company shareholders, or to give or withhold consent to any corporate action or to receive notice of meetings, until shares have been issued on the terms described in Section 1.

(d) Neither this Safe nor the rights in this Safe are transferable or assignable, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this Safe and/or its rights may be assigned without the Company’s consent by the Investor to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Investor, including, without limitation, any general partner, managing member, officer or director of the Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Investor and provided, further, that the Company may assign this Safe in whole, without the consent of the Investor, in connection with a reincorporation to change the Company’s domicile.

(e) In the event any one or more of the provisions of this Safe is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Safe operate or would prospectively operate to invalidate this Safe, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this Safe and the remaining provisions of this Safe will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(f) All rights and obligations hereunder will be governed by the laws of the State of New York, without regard to the conflicts of law provisions of such jurisdiction.

(g) No fractional shares will be issued under this Safe. Any fractional share shall be rounded to the nearest whole share with one half being rounded upward.

(h) The parties acknowledge and agree that for United States federal and state income tax purposes this Safe is, and at all times has been, intended to be characterized as stock, and more particularly as common stock for purposes of Sections 304, 305, 306, 354, 368, 1036 and 1202 of the Internal Revenue Code of 1986, as amended. Accordingly, the parties agree to treat this Safe consistent with the foregoing intent for all United States federal and state income tax purposes (including, without limitation, on their respective tax returns or other informational statements). In addition, the parties hereto acknowledge their intent that this Safe and the transactions contemplated hereby be treated by the Company as an equity investment, and, accordingly, intend that it will comply, to the extent practical, with the “ITA Guidelines Regarding The Tax Aspects That Will Apply on Investing In a Company Through SAFE” published by the Israeli tax authority on January 29, 2025.

(i) In the event that the Investor is an entity not incorporated under the laws of the State of Israel and was not yet registered as a shareholder of the Company in the Israeli Registrar of Companies records, then such Investor shall deliver to the Company the following: (i) certified copies of its organizational documents (certified by an Israeli lawyer or notarized); and (ii) a letter of good standing, or similar formal certificate, approving the duly existence of such Investor immediately prior the issuance of the shares to the Investor pursuant to Section 1(a) or Section 1(b)(ii). In the event that the Investor is a non-Israeli citizen and was not yet registered as a shareholder of the Company in the Israeli Registrar of Companies records, then such person shall deliver to the Company a notarized or certified by an Israeli lawyer copy of her/his passport immediately prior the issuance of the shares to the Investor pursuant to Section 1(a) or Section 1(b)(ii).

(j) Any taxes, levies, charges and other duties or other amounts, that are levied or due in connection with this Safe and/or the conversion or repayment the outstanding Purchase Amount pursuant to the terms of this Safe shall be borne by the Investor. In the event that pursuant to any law or regulation, tax is required to be withheld at source from any such payment or conversion, the Company shall withhold said tax at the rate set forth in the certification issued by applicable tax authority at the rate determined by said law or regulation, unless the Investor has presented the Company with a valid tax withholding exemption certificate issued by the applicable tax authority. In the event that no such withholding tax certificate was delivered by the Investor to the Company, the Investor shall pay the Company the withholding amount, in cash, prior to and as a condition precedent to the conversion or repayment of the outstanding Purchase Amount under this Safe.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have caused this Safe to be duly executed and delivered.

COMPANY:

XTEND Reality Expansion Ltd.:

By:
Name:
Address:

Email:

INVESTOR:

[INVESTOR NAME]

By:
Name:
Address:

Email:

Exhibit 3

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